Frankly Inc.

Strategic Transaction Retention Plan

Purpose	The purposes of the Frankly Inc. (the “Company”) Strategic Transaction Retention Plan (the “Plan”) are to induce selected key contributors to remain employed with the Company, or an acquirer of the Company in a Strategic Transaction (as defined herein), and to remain actively engaged in the Company’s business, and to enhance the Company’s value by providing participants incentive benefits to help assure the success of a Strategic Transaction concerning the Company.

Retention Bonus	The undersigned participant (“Participant”) will be eligible to receive an award in the amount of fifty-four percent (54%) of your current base salary (the “Retention Bonus”) in the event that you remain employed by the Company subsidiary with whom you are currently employed through February 15, 2018. The Retention Bonus amount will be increased by nineteen percent (19%) of your base salary in the event that the Company enters a definitive binding agreement for a “Strategic Transaction” by February 15, 2018 and such transaction closes by February 15, 2018. The Retention Bonus amount will be further increased by an additional twenty seven percent (27%) of your base salary in the event that the Company achieves internal performance goals in the following areas for the last four months of 2017, subject to final approval by the Board of Directors of the Company: Performance Goal Criteria Target Weighting Revenue As measured against budget and/or stated Board objectives. 30% EBITDA As measured against budget and/or stated Board objectives. 30% New Client Acquisition Winning new large clients with significant revenue potential (i.e., Fox, CBS, Univision) 30% Client Retention As determined by the retention of Frankly’s current clients and recurring revenue 10%

Performance Goal	Criteria	Target Weighting
Revenue	As measured against budget and/or stated Board objectives.	30%
EBITDA	As measured against budget and/or stated Board objectives.	30%
New Client Acquisition	Winning new large clients with significant revenue potential (i.e., Fox, CBS, Univision)	30%
Client Retention	As determined by the retention of Frankly’s current clients and recurring revenue	10%

Strategic Transaction	As used herein, Strategic Transaction means: (a) a third-party equity investment in Company in which the Company receives at least US$5 million, (b) the merger with or acquisition by a third-party of equity interests of the Company representing 50% or more of the equity value of the Company (measured as of immediately prior to the closing of such transaction), or (c) The acquisition by a third-party of all or substantially all of the Company’s assets. Transactions falling under sections (b) or (c) above are also referred to herein as a “Change of Control.”

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Notwithstanding the foregoing, a Change of Control hereunder shall not be deemed to occur unless such transaction also qualifies as an event under Treasury Regulation Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation) or Treasury Regulation Section 1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

Retention Bonus – Form and Timing of Payments	The Retention Bonus will be payable in a combination of cash and/or Company RSUs to be determined by Company in its sole discretion, with a target payout consisting of: zero-quarters (0/4) in cash and four-quarters (4/4) in Restricted Stock Units in Company (“RSUs”). The full amount of the cash component of the Retention Bonus will be paid on February 15, 2018, provided you have not terminated your employment with Company by that date. All of the RSUs component of the Retention Bonus will vest, on February 15, 2018. In the event of a Change of Control, the Company, in its discretion, may accelerate the vesting and/or payout date for all or a portion of your Retention Bonus. Note: The allocation targets identified above for the cash/RSUs composition of your Retention Bonus are not guaranteed, and the Company in its discretion will determine the final allocation on or before the payout date based on circumstances at that time. To the extent that your Retention Bonus includes RSUs, in the computation of your Retention Bonus, each such RSU will be valued at CAD$2.52. Notwithstanding anything to the contrary herein, no portion of the Retention Bonus will vest or be payable if, prior to February 15, 2018, you terminate your employment with the Company subsidiary that employs you, or such entity terminates your employment for “Cause,” as defined in the Frankly Inc. Amended and Restated Equity Incentive Plan.

Withholding Taxes	All cash payments under the Plan will be reduced as necessary to pay withholding and payroll taxes and other deductions required by law. Participants are solely responsible for payment of all applicable income and other applicable taxes due in connection with the receipt and/or vesting of RSUs.

Section 409A

It is intended that awards under the Plan satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent not so exempt, it is intended that awards under the Plan comply with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A) (applicable to “transaction-based compensation”), which may entail a six-month deferral on payment for “specified employees” if the acquirer is a public entity and the payment results from a separation of service following the change of control.

Notwithstanding the foregoing, in no event will Company or any successor be responsible for or have any obligation to reimburse a Participant for any taxes that may be imposed on a Participant under Section 409A of the Code or similar taxes imposed by state law.

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Source of Payments	Company will make all cash payments under the Plan from its general assets. Company’s obligations under the Plan are unfunded and unsecured, and Participants have no rights other than those of general creditors.

No Assignment of Bonuses

Retention Bonuses under the Plan are not assignable or transferable by Participants before they are paid. Retention Bonuses will be paid only to the Participants who are entitled to receive them under the Plan.

Moreover, this Plan will be paid in lieu of any potential annual discretionary bonuses for services rendered in 2017, and will not be additive to any other potential discretionary bonuses Participants may have been eligible in their employment contracts.

Employment at Will	Unless otherwise specified in a written employment agreement between a Participant and Company (or any subsidiary or successor), employment with the Company (or any subsidiary or successor) is for no specific period of time. Participation in the Plan does not confer any right to continued employment with the Company (or any subsidiary or successor).

Administration	The Plan will be interpreted and administered by the Company. The determinations of the Company with regard to the Plan will be final and binding on all Participants.

Amendment	Prior to the closing of a Strategic Transaction, the Plan may be amended in Company’s discretion, including any amendments deemed advisable in order to avoid adverse tax consequences for one or more Participants imposed by Section 409A(a)(1) of the Code (or similar taxes imposed by state law).

Notices	Any notice or document required to be given under the Plan shall be considered to be given if actually delivered or mailed by certified mail, postage prepaid, if to Company, to 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101, Attention: Chief Executive Officer or, if to a Participant, at the last address of such Participant filed with Company.

Governing Law	ANY ACTION RELATING TO THIS PLAN SHALL BE GOVERNED BY THE APPLICABLE FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Severability	If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any individual Participant, or would disqualify this Plan under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Company, materially altering the intent of this Plan, such provision shall be stricken as to such jurisdiction or Participant and the remainder of this Plan shall remain in full force and effect.

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Prerequisite for Payment	The Bonus will not be paid to a Participant unless the Participant executes a general release of all claims (in a form prescribed by Company) he or she may have against the Company or persons affiliated with the Company. The release must be effective and irrevocable as of February 15, 2018 or such other date prescribed by Company (the “Release Deadline”). If a Participant has not executed a release by the Release Deadline or revokes his or her release, the Participant will not be entitled to any benefits under the Plan. To the extent applicable, the effectiveness of the Plan will be subject to any required shareholder, exchange or other regulatory approval.

Confidentiality

Participant agrees to keep the contents and terms of this Plan confidential. Any unapproved sharing of the contents and terms of the Plan with other parties may result in the revocation of Participant’s award hereunder at Company’s sole discretion.

Dated as of November 3, 2017

Accepted and Agreed:

Participant

/s/ Lou Schwartz
Lou Schwartz

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